Date: December 17, 2019

News Release – Director Appointments

Parks! America, Inc. Announces Board of Director Appointments

John Gannon and William S. Jump Appointed Directors

PINE MOUNTAIN, Georgia, December 17, 2019 – Parks! America, Inc. (OTCPink: PRKA), today announced that effective December 13, 2019, the Board of Directors of the Company appointed John Gannon and William S. Jump to fill vacancies on its Board of Directors.

John Gannon

John Gannon has 32 years of experience in the amusement park, waterpark, and zoo industry. Mr. Gannon has worked with the Columbus Zoo and Aquarium since 2007, most recently serving as a Senior Vice President responsible for managing all of the for profit ventures of the Columbus Zoo and Aquarium, including its waterpark, its amusement park section and its golf course. Prior to joining the Columbus Zoo and Aquarium, Mr. Gannon was with Six Flags, Premier Parks and Funtime Inc. for a combined total of 19 years. During his time with Six Flags, Mr. Gannon served as Vice President of Finance, with responsibility over the eastern United States and Europe. Mr. Gannon is a CPA and started his career with Ernst & Young. He is a member of the International Association of Amusement Parks and Attractions (IAAPA) and the World Waterpark Association (WWA). In 2017, Governor John Kasich appointed Mr. Gannon to the Ohio Department of Agriculture Advisory Board on Amusement Ride Safety. Mr. Gannon is 62 years old and earned a Bachelor’s of Science degree in Accounting from the University of Akron.

William S. Jump

William S. Jump is a principal owner of Out of Africa Wildlife Park LLC, a wild animal attraction located in Camp Verde, Arizona. His responsibilities include heading-up the redevelopment and expansion of the Park. Mr. Jump is also involved in ownership and development of land around the Park. Leading and serving with several organizations, Mr. Jump is also actively involved in promoting economic development in the Verde Valley. Prior to moving to Sedona from Ohio, Mr. Jump was President and a Director of DEC Investment Group, Inc., which was the general partner of several partnerships, which owned and managed large apartment complexes, primarily in the western United States. Mr. Jump was also principal owner of DCMC Construction Management Company, which built and managed many multi-family projects. Prior to his 25 years with DEC, Mr. Jump was the CEO of two other privately held companies, where his responsibilities included raising capital for expansion, and leading various mergers and acquisitions. Mr. Jump started his career with Cummins Engine Company, becoming Vice President responsible for domestic and international operations. He and his family lived in Sao Paulo, Brazil for six years. During his 18 years at Cummins, Mr. Jump gained experience in the acquisition of businesses and properties. Mr. Jump is 77 years old and earned a Bachelor’s in business degree from the University of Colorado.

“The existing members of the Parks! America, Inc. Board of Directors are pleased to welcome two individuals with significant levels of experience in the attractions industry, as well as having had very distinguished and esteemed business careers,” commented Dale Van Voorhis, Chairman & CEO. “Mr. Jump has significant experience in real estate development and in raising capital, as well as recent experience as a principal owner of a wild animal attraction. Mr. Gannon has significant experience in the management of the for profit enterprises associated with one of the most well recognized and outstanding zoos in all of the United States, as well as strong background in finance and accounting. We believe the addition of these two outstanding business men to the Company’s Board will provide us with additional bandwidth to pursue our long-term objectives of growth and expansion, focused on enhancing overall stockholder value.”

About Parks! America, Inc.

Parks! America, Inc. (OTCPink: PRKA), through its wholly owned subsidiaries, owns and operates two regional theme parks - the Wild Animal Safari theme park in Pine Mountain, Georgia, and the Wild Animal Safari theme park located in Strafford, Missouri.

Additional information, including our Form 10-K for the fiscal year ended September 29, 2019, is available on the Company’s website, http://www.animalsafari.com.

Cautionary Note Regarding Forward-Looking Statements

Except for historical information contained herein, this news release contains certain “forward-looking statements” within the meaning of U.S. securities laws. You are cautioned to not place undue reliance on these forward-looking statements; actual results or outcomes could differ materially due to factors including, but not limited to: general market conditions, adverse weather, and industry competition. The Company believes that expectations reflected in forward-looking statements are reasonable, however it can give no assurances that such expectations will be realized and actual results could differ materially. The Company assumes no obligation to update any of these forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting these forward-looking statements, except as required by applicable law. A further description of these risks, uncertainties and other matters can be found in the Company’s annual report and other reports filed from time to time with the Securities and Exchange Commission, including but not limited to the Company’s Annual Report on Form 10-K for the fiscal year ended September 29, 2019.

Contact:	Todd R. White
Chief Financial Officer
(706) 663-8744
todd.white@animalsafari.com